Exhibit 10.22

AAD DEVICE SUPPLY AGREEMENT

This AAD Device Supply Agreement (“Agreement”) is made this      day of December, 2004 by and between Profile Drug Delivery Ltd. with its principal place of business at Heath Place, Bognor Regis, West Sussex, PO22 9SL, United Kingdom, on the one hand (“Profile”) and CoTherix, Inc. with its principal place of business at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080 (“CoTherix”), on the other hand.

RECITALS

A. Profile is the owner of a proprietary drug delivery technology known as “Adaptive Aerosol Delivery” (“AAD”) that delivers precise and reproducible inhaled drug doses to patients regardless of the age, size or variability in breathing patterns of such patients.

B. Profile’s current AAD system, known as the “Prodose AAD System,” is a pneumatic aerosol system powered by a portable compressor, in which the dose to be delivered is controlled by a microchip-containing disc inserted in the system that, among other things, instructs the system as to the dose to deliver (the “Prodose Device”).

C. Profile has also developed, and will be seeking regulatory clearance for, a handheld AAD system, known as the “I-Neb” that delivers precise and reproducible drug doses into patients’ breathing patterns without the need for a separate compressor (“I-Neb”).

D. CoTherix has licensed from Schering AG (“Schering”) the exclusive right to distribute Schering’s Ventavis® drug (“Ventavis”) in the United States, its territories and possessions (the “Territory”).

E. Ventavis is a pharmaceutical for the treatment of pulmonary arterial hypertension.

F. CoTherix is currently in the process of seeking approval from the United States Food and Drug Administration (“FDA”) to distribute Ventavis in the Territory, with the Prodose Device being listed on the Ventavis product specifications as the delivery device for Ventavis.

G. After the receipt of all necessary regulatory clearances, CoTherix wishes to replace the Prodose Device with the I-Neb, and to use the I-Neb as the drug delivery system that will deliver Ventavis to patients in the Territory (with Prodose Devices and I-Nebs being referred to herein collectively as “AAD Devices”).

H. CoTherix will make Ventavis (when approved by the FDA), with the accompanying Prodose Devices and related Consumables, and when approved by the FDA, the I-Nebs and related Consumables, available through one or more specialty pharmacy companies to be chosen by CoTherix, the initial specialty pharmacy company being [***], acting through its [***] (“[***]” and together with any additional or successor specialty pharmacy companies, the “Specialty Pharmacy Company”).

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NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 – DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1 “AAD” has the meaning set forth in Recital A.

1.2 “AAD Device” has the meaning set forth in Recital G.

1.3 “AAD Device Medication Volume IP” has the meaning set forth in Section 11.4.

1.4 “AAD Device Medication Volume Work” has the meaning set forth in Section 11.4.

1.5 “[***]” means [***], acting through its [***], the initial Specialty Pharmacy Company within the meaning of this Agreement.

1.6 “Agreement” has the meaning set forth in the preamble.

1.7 “Commercial Availability Date” means the first date on which Integrated Ventavis/AAD Device Packages are available for sale by CoTherix or the Specialty Pharmacy Company.

1.8 “Consumables” means the items listed under the heading “Consumables” in Section 6.1 below and described in detail in Exhibit A.

1.9 “CoTherix” has the meaning set forth in the preamble.

1.10 “CoTherix AAD Device Medication Volume Work” has the meaning set forth in Section 11.4.

1.11 “CoTherix Contractual Rights” has the meaning set forth in Section 11.3.

1.12 “Device IP” has the meaning set forth in Section 11.3.

1.13 “FDA” has the meaning set forth in Recital F.

1.14 “I-Neb” has the meaning set forth in Recital C.

1.15 “Integrated Ventavis/AAD Device Packages” has the meaning set forth in Section 2.3 below.

1.16 “Milestone Payments” has the meaning set forth in Section 5.1 below.

1.17 “[***]” means [***]

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1.18 “Pharmaceutical IP” has the meaning set forth in Section 11.2.

1.19 “Prodose Device” has the meaning set forth in Recital B.

1.20 “Profile” has the meaning set forth in the preamble.

1.21 “Respironics” means Respironics, Inc., a Delaware corporation with its principal place of business at 1010 Murry Ridge Lane, Murrysville, Pennsylvania 15668, the ultimate parent of Profile.

1.22 “Schering” has the meaning set forth in Recital D.

1.23 “Schering Iloprost Licensee” has the meaning set forth in Section 7.1.

1.24 “Schering License” has the meaning set forth in Section 13.3.

1.25 “Specialty Pharmacy Company” has the meaning set forth in Recital H.

1.26 “Specialty Pharmacy Company Supply Agreement” has the meaning set forth in Section 2.2 below.

1.27 “Term” has the meaning set forth in Section 9.2 below.

1.28 “Territory” has the meaning set forth in Recital D.

1.29 “Ventavis” has the meaning set forth in Recital D.

ARTICLE 2 – SUPPLY OF AAD DEVICES AND CONSUMABLES

2.1 Initial [***] Prodose Devices. On August 19, 2004, CoTherix submitted to Profile Purchase Requisition No. 346 for the purchase of [***] Prodose Devices. Profile will deliver such Prodose Devices to the “ship to” address specified in Purchase Requisition No. 346 in the quantities, and on or prior to the delivery dates set forth below in this Section 2.1; provided, however, that if CoTherix’ determination of the final brand name for “Ventavis” has not occurred prior to January 7, 2005, then the dates set forth below may be reasonably and equitably extended to account for any delay in the final brand name selection, and further provided that even if CoTherix does notify Profile prior to January 7, 2005 of its determination of the final brand name for “Ventavis,” Profile may satisfy its January 2005 delivery obligations under this Section 2.1 by delivering Prodose Devices with temporary discs. The price for Prodose Devices is as set forth in Section 6.1 of this Agreement. Profile will invoice the Specialty Pharmacy Company for the Prodose Devices upon shipment of the Prodose Devices, and such invoices shall be payable in accordance with the terms of the Specialty Pharmacy Company Supply Agreement (as defined in Section 2.2 below).

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Delivery Date	Quantity of Prodose Devices

January 31, 2005	[***]

February 28, 2005	[***]

March 31, 2005	[***]

2.2 Additional AAD Devices and Consumables. Consumables and Additional AAD Devices will be purchased by the Specialty Pharmacy Company pursuant to a separate purchase agreement between Profile and the Specialty Pharmacy Company (the “Specialty Pharmacy Company Supply Agreement”). The prices for the AAD Devices and Consumables sold to the Specialty Pharmacy Company pursuant to the Specialty Pharmacy Company Supply Agreement shall be as set forth in Section 6.1 of this Agreement. In rare circumstances, CoTherix may be required to purchase AAD Devices and Consumables directly from Profile, and any such AAD Devices and Consumables shall be purchased by CoTherix and sold by Profile in accordance with the terms of this Agreement.

2.3 Integrated Service By Specialty Pharmacy Company. Profile shall be responsible only for providing AAD Devices and Consumables to the Specialty Pharmacy Company in response to purchase orders submitted by the Specialty Pharmacy Company to Profile from time to time. The Specialty Pharmacy Company shall be responsible for providing patients with Ventavis, the AAD Devices and such Consumables as the patient requires (“Integrated Ventavis/AAD Device Packages”).

2.4 Transition from Prodose Devices to I-Nebs. On a mutually agreed date as soon as reasonably practicable following the receipt of all necessary FDA clearances and approvals (the “I-Neb Transition Date”), the Specialty Pharmacy Company may begin purchasing I-Nebs instead of Prodose Devices for patients who are prescribed Ventavis.

2.5 Option to Replace Existing Prodose Devices. If requested to do so by the Specialty Pharmacy Company, Profile shall, following the I-Neb Transition Date, for a transition fee of [***] per patient, provide to the Specialty Pharmacy Company two (2) I-Nebs for each patient then in possession of two functioning Prodose Devices. The transition fees shall be invoiced to the Specialty Pharmacy Company at the time that the I-Nebs are shipped to the Specialty Pharmacy Company. Any Prodose Devices that have not been deployed to patients as of the I-Neb Transition Date can be exchanged one-to-one for I-Neb Devices according to the following schedule:

•	First [***] Prodose Devices can be exchanged for I-Neb Devices without charge;

•	Next [***] Prodose Devices can be exchanged for I-Neb Devices for a charge of [***] per device;

•	Next [***] Prodose Devices can be exchanged for I-Neb Devices for a charge of [***] per device;

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•	Next [***] Prodose Devices can be exchanged for I-Neb Devices for a charge of [***] per device; and

•	Any remaining Prodose Devices can be exchanged for I-Neb Devices for a charge of [***] per device.

2.6 Provision by CoTherix of Forecasts. On or before the last business day of the first month of a calendar quarter, CoTherix shall provide Profile with non-binding forecasts of the number of AAD Devices and Consumables that the Specialty Pharmacy Company will require in the upcoming calendar quarter.

2.7 Shipping. The Specialty Pharmacy Company Supply Agreement shall provide that AAD Devices and Consumables shall be shipped on an F.O.B. Youngwood, Pennsylvania basis via the carrier designated by the Specialty Pharmacy Company, provided that if no carrier is designated, Profile shall ship using its normal carrier. Shipping charges shall be prepaid by Profile and added to the invoice to the Specialty Pharmacy Company.

2.8 Title and Risk of Loss. The Specialty Pharmacy Company Supply Agreement shall provide that title and risk of loss to the AAD Devices and Consumables shall transfer to the Specialty Pharmacy Company upon delivery of the AAD Devices and Consumables to the carrier at Respironics’ warehouse in Youngwood, Pennsylvania, provided that if the Specialty Pharmacy Company uses Profile’s carrier, Profile shall procure on behalf of the Specialty Pharmacy Company, and at the expense of Profile, shipping insurance from Profile’s carrier that covers loss of, or damage to, the AAD Devices and Consumables in transit to the Specialty Pharmacy Company.

2.9 Ordering Lead Times. The lead time for submitting purchase orders for both Prodose Devices and I-Nebs shall be ninety (90) days. Any ordering lead time increase shall be subject to CoTherix’s prior written approval, which approval shall not be unreasonably withheld, and shall only apply to orders placed after such approval.

2.10 Warranties. Profile represents and warrants to CoTherix and the Specialty Pharmacy Company that:

(a) each AAD Device will be free of defects in design, materials and workmanship and will comply with the specifications for the Prodose Device or I-Neb set forth in Exhibit B, as applicable, for a period of two (2) years following the date of shipment of the applicable AAD Device to the Specialty Pharmacy Company; and

(b) each Consumable will be free of defects in design, materials and workmanship and will comply with the specifications for the applicable Consumable set forth in Exhibit B for the period of time set forth below (with such time period beginning on the date of shipment of the applicable Consumable to the Specialty Pharmacy Company), provided that if any Consumable is listed as not having a warranty, Profile will repair or replace, free of charge, any such Consumable that fails on first use out of the box.

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Consumable	Length of Warranty
Prodose Yearpack (Mouthpiece, filters and medication chamber)	6 months
2.5 ug Ventavis Disc (one)	1 year
5.0 ug Ventavis Disc (one)	1 year
I-Neb Yearpack (Mouthpiece, new mesh and medication chamber)	One year

The Specialty Pharmacy Company shall be responsible for providing first level telephone support with respect to AAD Devices and Consumables. AAD Devices and Consumables which breach the applicable warranty or which fail out of the box may be returned to Profile by the Specialty Pharmacy Company and Profile will repair or replace such defective AAD Devices and Consumables and provide repaired AAD Devices and/or Consumables or replacement AAD Devices and/or Consumables to the Specialty Pharmacy Company free of charge as soon as reasonably practicable (but no later than thirty (30) days following the date on which the applicable returned AAD Device or Consumable is received by Profile). However, if any individual patient’s second AAD Device is defective or fails during the period which the first AAD Device is being repaired or replaced, the parties acknowledge that the Specialty Pharmacy Company will replace such AAD Device on an emergency basis out of its buffer stock, and Profile shall replenish the Specialty Pharmacy Company’s buffer stock with a new AAD Device free of charge within such thirty (30) day period. Profile shall also be responsible for the shipping charges incurred by the Specialty Pharmacy Company in returning to Profile AAD Devices and Consumables that breach the applicable warranty as well as for shipping charges for the shipment of replacement devices to the Specialty Pharmacy Company.

THE WARRANTIES SET FORTH IN THIS SECTION 2.10 ARE THE SOLE WARRANTIES WITH RESPECT TO AAD DEVICES AND CONSUMABLES, AND PROFILE DOES NOT MAKE, AND HEREBY SPECIFICALLY DISCLAIMS, ANY OTHER WARRANTY OF ANY NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH IN SECTION 4.7 AND SECTION 10.2 BELOW, PROFILE’S SOLE LIABILITY WITH RESPECT TO, AND THE SOLE REMEDY OF COTHERIX AND THE SPECIALTY PHARMACY COMPANY FOR, AAD DEVICES OR CONSUMABLES THAT BREACH THE WARRANTY SET FORTH IN THIS SECTION 2.10, SHALL BE THE REPAIR OR REPLACEMENT BY PROFILE OF (OR IF NEITHER OF THE FOREGOING IS POSSIBLE, THE REFUND OF ALL AMOUNTS PAID FOR) SUCH AAD DEVICES AND CONSUMABLES IN ACCORDANCE WITH THE TERMS OF THIS SECTION 2.10 OR THE RECALL PROVISIONS OF SECTION 4.7, AND PROFILE SHALL HAVE NO OTHER LIABILITY OR OBLIGATION TO EITHER COTHERIX OR THE SPECIALTY PHARMACY COMPANY WITH RESPECT TO DEFECTIVE AAD DEVICES OR CONSUMABLES. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES UNDER SECTION 10.2, UNDER NO CIRCUMSTANCES SHALL PROFILE BE LIABLE TO COTHERIX OR THE SPECIALTY PHARMACY COMPANY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT

LIMITATION, LOSS OF PROFIT, EVEN IF PROFILE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

2.11 Incorporation of Terms and Conditions of this Agreement. The terms and conditions of this Agreement and the Specialty Pharmacy Company Supply Agreement shall be deemed incorporated into and made a part of each purchase order for AAD Devices and/or Consumables issued by the Specialty Pharmacy Company or CoTherix to Profile, and no standard terms and conditions of any such purchase order shall be applicable to the supply of AAD Devices and Consumables to the Specialty Pharmacy Company or CoTherix. For avoidance of doubt, CoTherix shall not be liable or responsible for acts, omissions or obligations of any Specialty Pharmacy Company, and that except as set forth in Section 13.2 of this Agreement, no such acts or omissions shall affect CoTherix’s rights under this Agreement.

2.12 AAD Devices for Use in Clinical Trials. CoTherix has already purchased from Profile and paid for approximately three hundred (300) Prodose Devices for use in clinical trials. Profile has also delivered three (3) I-Nebs to CoTherix for use by CoTherix in “in vitro” testing, the price of such I-Nebs having been included in a Milestone Payment that has already been invoiced to CoTherix. Profile will supply additional I-Nebs to CoTherix for use in “in vivo” clinical testing pursuant to purchase orders submitted by CoTherix to Profile. The price for such I-Nebs shall be as set forth in Section 6.1 of this Agreement and the terms of purchase and sale shall be as set forth in this Article 2 and Article 6 with respect to purchases of AAD Devices by the Specialty Pharmacy Company.

ARTICLE 3 – CHANGES TO AAD DEVICES AND/OR CONSUMABLES

3.1 Profile-Initiated Changes. Profile is free to make changes or modifications to any of the AAD Devices or Consumables, provided that Profile-initiated changes and modifications to AAD Devices and Consumables sold to CoTherix or the Specialty Pharmacy Company under this Agreement shall be made in compliance with the terms and conditions of this Section 3.1.

(a) Adverse Changes; Changes Requiring New FDA Approval of NDA or NDA Supplement. Profile shall not, without the prior written consent of CoTherix, make or incorporate in any AAD Device or Consumable provided under this Agreement, any process, design or other change which (a) adversely affects the intended use, function or quality of such AAD Device or Consumable or (b) affects the approval of the Ventavis NDA or any supplement thereto (with each of the foregoing changes being referred to herein as a “Significant Change”). If Profile wishes to make a Significant Change to an AAD Device or Consumable, Profile shall give CoTherix prior written notice of such proposed Significant Change (“Proposed Significant Change”), which notice (a “Proposed Significant Change Notice”) shall contain a detailed description of the Proposed Significant Change and shall be accompanied by one or more evaluation samples. If CoTherix consents to the Proposed Significant Change, Profile shall be responsible for obtaining from the FDA any clearances needed in order to sell AAD Devices and/or Consumables containing a Proposed Significant Change, and CoTherix shall be responsible for obtaining from the FDA any approvals needed to distribute Ventavis with AAD Devices and/or Consumables containing a Proposed Significant Change, with the cost of obtaining the FDA approvals needed by CoTherix to be shared by the parties in the amounts and in the manner mutually agreed to by the parties. Profile shall not sell to CoTherix or the Specialty Pharmacy Company any AAD Devices or Consumables containing a Proposed Significant Change until all of the following have occurred: (a) CoTherix has consented in writing to the Proposed Significant Change, (b) all necessary FDA clearances have been obtained by Profile, and (c) all necessary FDA approvals have been obtained by CoTherix. Unless and until all of the foregoing conditions have been satisfied, the then-existing version of AAD Devices and Consumables being sold to CoTherix and the Specialty Pharmacy Company under this Agreement shall continue to be supplied to CoTherix and the Specialty Pharmacy Company pursuant to the terms of this Agreement. Both Profile and CoTherix shall act promptly, following the consent by CoTherix to a Proposed Significant Change, to obtain any necessary clearances and approvals from the FDA with respect to the Proposed Significant Change. For purposes of clarification, the refusal of CoTherix to consent to a Proposed Significant Change or the failure of the FDA to approve delivery of Ventavis with an AAD Device or Consumable containing a Proposed Significant Change shall not affect Profile’s right to sell AAD Devices and Consumables containing the Proposed Significant Change to Profile customers other than CoTherix and the Specialty Pharmacy Company.

(b) Other Changes. Profile shall have the right, without the consent of CoTherix or the Specialty Pharmacy Company, to make process, design or other changes to any AAD Device or Consumable so long as such changes do not adversely affect the intended use, function or quality of such AAD Device or Consumable, and do not affect the approval of the Ventavis NDA or any supplement thereto; however, CoTherix shall always be given prior written notice of any such change of which Profile becomes aware (email notice to the Agreement Coordinator is sufficient).

3.2 CoTherix-Initiated Changes. CoTherix shall have the right to request that Profile make changes or modifications to AAD Devices and Consumables, provided that such changes or modifications shall be made only in accordance with the terms of this Section 3.2. If CoTherix wishes Profile to make a modification or change to an AAD Device or Consumable (a “Proposed Change”), CoTherix shall provide to Profile a written request for such change. Such request (a “Proposed Change Request”) shall contain a detailed description of the Proposed Change and the reasons for such Proposed Change. Profile shall have the right to consent to, or to refuse to consent to, the implementation of such Proposed Change. Without limiting Profile’s right to refuse consent for any reason, Profile may condition its consent to a Proposed Change on CoTherix and Profile reaching mutual agreement as to (a) the responsibility for, and allocation of, the costs of implementing the Proposed Change, including without limitation, the costs of undertaking the development and engineering work necessary to implement the Proposed Change, the costs of any required clinical trials involving AAD Devices or Consumables incorporating the Proposed Change and the costs of obtaining any required new FDA approvals or new FDA clearances for AAD Devices, Consumables and Integrated Ventavis/AAD Device Packages containing the Proposed Change, (b) any changes in the transfer price from Profile to CoTherix and the Specialty Pharmacy Company for AAD Devices and Consumables containing the Proposed Change, and (c) any changes in the ordering lead time or delivery schedule for AAD Devices and Consumables containing such Proposed Change. If Profile consents to the Proposed Change, Profile shall be responsible for obtaining from the FDA any clearances needed in order to sell AAD Devices and/or Consumables containing a Proposed Change, and CoTherix shall be responsible for obtaining from the FDA any approvals needed to distribute Ventavis with AAD Devices and/or Consumables containing a Proposed Change. Profile shall not be required to sell to CoTherix or the Specialty Pharmacy Company any AAD Devices or Consumables containing a Proposed Change until all of the following have occurred: (a) Profile has consented in writing to the Proposed Change, (b) all necessary FDA clearances have been obtained by Profile, and (c) all necessary FDA approvals have been obtained by CoTherix. Unless and until all of the foregoing conditions have been satisfied, the then-existing version of AAD Devices and Consumables being sold to CoTherix and the Specialty Pharmacy Company under this Agreement shall continue to be supplied to CoTherix and the Specialty Pharmacy Company pursuant to the terms of this Agreement. Both Profile and CoTherix shall act promptly, following the consent by Profile to a Proposed Change, to take the actions necessary to implement the Proposed Change.

ARTICLE 4 – REGULATORY AND QUALITY MATTERS

4.1 Regulatory Approvals.

(a) CoTherix. CoTherix shall be solely responsible for identifying, obtaining, and maintaining at its sole cost and expense (subject to the cost-sharing provisions of Section 3.1 above), all FDA and other approvals which are required for the marketing and sale of Ventavis in the Territory. On June 30, 2004 CoTherix submitted to the FDA its New Drug Application for Ventavis with the Prodose Device being the delivery method for Ventavis (“NDA”). Following FDA approval of the NDA, CoTherix intends to file with the FDA an NDA Supplement seeking approval of the delivery of Ventavis through the I-Neb (“NDA Supplement”). Profile shall provide to CoTherix, at no charge to CoTherix, reasonable assistance with CoTherix’s NDA and NDA Supplement, including without limitation providing such documentation, including test reports and data, with respect to the AAD Devices as is reasonably requested by CoTherix.

(b) Profile. Profile shall be solely responsible for identifying, obtaining and maintaining at its sole cost and expense all FDA and other clearances and/or approvals which are required for the marketing and sale in the Territory, of the AAD Devices and related Consumables. Profile has 510(k) clearance from the FDA for the Prodose Device, has submitted a 510(k) application for the I-Neb, and will use reasonable commercial efforts to obtain 510(k) clearance for the I-Neb.

4.2 Compliance with Applicable Laws.

(a) Profile. Profile represents and warrants to CoTherix and the Specialty Pharmacy Company that (i) all AAD Devices and Consumables shall be manufactured in compliance with all applicable laws and regulations including, but not limited to, the Quality System Regulation of 1996, including Good Manufacturing Practices as defined therein and in the applicable regulations, and the U.S. Federal Food, Drug and Cosmetic Act, (ii) neither it nor any of its affiliates, have been debarred by the FDA, nor, to the best of its knowledge, are any such entities subject to an FDA debarment investigation or proceeding (or similar proceeding of the EMEA), and (iii) Profile will perform all relevant quality control and release procedures such that AAD Devices are supplied to the Specialty Pharmacy Company released and ready for patient use with Ventavis. Notwithstanding the foregoing, it shall not be a breach of this

Agreement if during the Term, an affiliate of Profile is debarred by the FDA or subject to an FDA debarment investigation or proceeding (or similar proceeding of the EMEA) so long as such affiliate is not involved in the manufacture or sale of AAD Devices or Consumables under this Agreement.

(b) CoTherix. CoTherix represents and warrants to Profile that Ventavis and Integrated Ventavis/AAD Device Packages shall be marketed and sold in compliance with all applicable laws and regulations, including all applicable FDA regulations.

4.3 Notification of Defects. If either party becomes aware of a defect or potential defect in an AAD Device, Consumable or Integrated Ventavis/AAD Device Package, whether such AAD Device, Consumable or Integrated Ventavis/AAD Device Package is used in a clinical trial or is resold by the Specialty Pharmacy Company or CoTherix following the Commercial Availability Date, that party will promptly deliver written notice of the defect or potential defect to the other party, and each party will provide to the other party all information and analysis related to the defect or potential defect reasonably requested by the other party. Further, Profile will notify CoTherix promptly (but no later than 48 hours) after receipt of (a) any warning, citation, indictment, claim or proceeding issued or instituted by the FDA or any other governmental entity or agency against Profile or any of its affiliates with respect to any AAD Device or Consumable (or the manufacture thereof) or (b) any revocation of any license or permit issued to Profile or any of its affiliates that is necessary for Profile or such affiliate to have AAD Devices or Consumables manufactured or to sell AAD Devices or Consumables.

4.4 Traceability System. Profile shall maintain a traceability system that assures that each AAD Device delivered to the Specialty Pharmacy Company can be separately identified. The Specialty Pharmacy Company Supply Agreement shall require the Specialty Pharmacy Company to maintain a traceability system that assures that each AAD Device can be traced to the patient to whom such AAD Device has been provided.

4.5 Maintenance of Records. Profile shall maintain quality records with respect to AAD Devices and Consumables that meet all applicable regulatory requirements. On an annual basis, Profile shall also provide to CoTherix all information relevant to the AAD Devices and Consumables necessary for CoTherix’s filing of annual reports with the FDA on the Integrated Ventavis/AAD Device Package. The Agreement Coordinators shall work together to agree upon the exact timing and scope of such information exchange, and to meet the timing and scope agreed upon. Profile will provide any other records to CoTherix that the FDA requires.

4.6 Quality Audits. AAD Devices are manufactured by [***] for Profile. Profile will conduct periodic quality audits of [***] manufacturing facilities and [***] manufacture of the AAD Devices and Consumables, and Profile will provide CoTherix, within thirty (30) days after completion of each such audit, a certificate stating that such audit has been completed and the date on which it took place. In addition, upon reasonable notice and during normal business hours, CoTherix shall be entitled to conduct an initial facility qualification audit, and thereafter up to one (1) audit per year, of Profile’s facility, including all quality control procedures and documentation (but specifically excluding documentation relating to the results of any audits of [***] facilities), to ensure compliance with this Agreement and applicable legal requirements. The results of any such audit will be provided to Profile, and any required

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corrective action shall be promptly undertaken by Profile. CoTherix shall be entitled to conduct additional inspections of Profile in the event there is reasonable cause to do so based upon consistent quality control problems with AAD Devices or Consumables.

4.7 Recalls. Profile shall promptly notify CoTherix and the Specialty Pharmacy Company in the event of an AAD Device or Consumables recall by Profile, and CoTherix shall promptly notify Profile in the event of an Integrated Ventavis/AAD Device Package recall by CoTherix or the Specialty Pharmacy Company. In the event of a recall, the recalling party shall notify the other party of the affected lot or serial numbers of the AAD Devices and/or Consumables being recalled. Profile will pay freight charges for all recalled AAD Devices and Consumables from the Specialty Pharmacy’s facility to Profile provided that the reason for the recall is a problem with the AAD Devices or Consumables being recalled. Replacements for recalled AAD Devices and Consumables will be shipped free of charge to the Specialty Pharmacy Company by Profile as soon as commercially feasible.

4.8 Complaint Handling and Notification. CoTherix will be responsible for the coordination of complaint investigations involving patient complaints with respect to AAD Devices or Consumables used in clinical trials. CoTherix or the Specialty Pharmacy will be responsible for the coordination of Complaint investigations involving customer Complaints with respect to AAD Devices, Consumables and/or Integrated Ventavis/AAD Device Packages resold by CoTherix or the Specialty Pharmacy Company after the Commercial Availability Date. CoTherix and the Specialty Pharmacy Company shall promptly notify Profile of any Device/Consumables Complaints (as hereinafter defined) and Profile will investigate such Device/Consumables Complaints. Profile shall maintain a database of all Device/Consumables Complaints and any confirmed defects relating to AAD Devices or Consumables. CoTherix shall maintain a database of all complaints related to AAD Devices, Consumables, Integrated Ventavis/AAD Device Packages, and Ventavis, and any confirmed defects relating to any of the foregoing. As used in this Section 4.8, the term “Device/Consumables Complaint” means any alleged deficiency relating to the identity, quality, durability, reliability, safety, effectiveness or performance of an AAD Device or Consumable.

4.9 Duty to Report Incidents. Without limiting the obligations of CoTherix and the Specialty Pharmacy Company under Section 4.8 above to notify Profile of all Device/Consumables Complaints (as defined in Section 4.8), CoTherix, the Specialty Pharmacy Company and Profile shall promptly inform each other of incidents, whether occurring in clinical trials or in patient use after the Commercial Availability Date, involving death or serious injury, malfunctions that, if recurrent, may cause or contribute to death or serious injury, or other material quality problems or material quality concerns. Each party shall fully cooperate with the other party to enable each party to comply with any reporting obligations regarding such incidents or quality concerns.

4.10 Single Patient Use Devices. CoTherix acknowledges, and it shall be a condition precedent to the sale of AAD Devices to the Specialty Pharmacy Company, that the Specialty Pharmacy Company acknowledge, that the AAD Devices are single patient use devices only and are not to be provided to any other patient after the first patient who has used an AAD Device no longer uses or requires such AAD Device. However, Profile agrees to cooperate in good faith with CoTherix to explore the possibility of selling in the future AAD Devices that are not single patient use devices.

ARTICLE 5 – MILESTONE PAYMENTS

5.1 The following milestone payments shall be payable by CoTherix to Profile, subject to the terms set forth below (“Milestone Payments”):

Estimated Timeline	Milestone	Milestone Payment

End of Sept. 04	Signing of Head of Terms	[***] (already achieved)

June 30, 2004	Filing by CoTherix of NDA for Ventavis (with Ventavis being delivered through the Prodose Device)	[***] (already achieved)

Aug./Sept. 04	[***] for supply to CoTherix by Profile of at least three (3) I-Nebs for testing, and [***] upon completion of in vitro testing evidencing to the reasonable satisfaction of CoTherix that the 2.5 and 5 ug doses delivered by the I-Neb match those delivered by the Prodose Device - i.e., successful bridging	[***] ([***] has been earned to date)

Oct.-Dec. 04	Filing by Profile of 510(k) application for I-Neb	[***] if filing accepted by the FDA for review in Oct. 04 or Nov. 04; [***] if filed in Dec. 04; [***] if filed in Jan. 05 or thereafter (already achieved)

Nov.-Dec. 04	Signing of this Agreement	[***]

[***]	FDA Approval for Ventavis using the Prodose Device as the delivery method	[***]

[***]	Submission by CoTherix of NDA Supplement for Ventavis using the I-Neb as the delivery method	[***]

[***]	Receipt of 510(k) clearance by FDA for the I-Neb	[***] if received in Apr. 05; [***] if received in May 05; [***] if received in June 05; [***] if received in July 05; [***] if received in Aug. 05

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Estimated Timeline	Milestone	Milestone Payment

[***]	Approval by FDA of NDA Supplement for Ventavis using the I-Neb as the delivery method and production and Profile Quality Control release of at least 500 I-Nebs (as proof that production is established and reliable)	[***]

All Milestone Payments will be invoiced by Profile upon achievement of the applicable milestone and are due and payable within 30 days of the date of the invoice. The Estimated Timeline (column on left above) is an estimate only and Milestone Payments are payable to Profile when they are achieved even if they are achieved after the dates set forth in the Estimated Timeline, provided that in any case in which specific dates are set forth in the right hand column above entitled “Milestone Payment,” the amount of the Milestone Payment shall be governed by the date on which the milestone is achieved. For purposes of clarification, the [***] in Milestone Payments indicated in the “Milestone Payment” column as already having been earned, were invoiced to CoTherix on September 30, 2004 and paid by CoTherix on November 12, 2004. The [***] Milestone Payment due to Profile for the filing of the 510(k) application for the I-Neb and the [***] Milestone Payment due to Profile upon the signing of this Agreement will be invoiced by Profile to CoTherix on or promptly following, the date of this Agreement.

ARTICLE 6 – PRICING AND PAYMENT

6.1 Pricing for AAD Devices and Consumables. The transfer pricing to the Specialty Pharmacy Company and CoTherix for the AAD Devices and Consumables from the date of this Agreement until the end of the twelve (12) month period following the date of first sale or rental by the Specialty Pharmacy Company of an Integrated Ventavis/AAD Device Package (the “Initial Pricing Period”) shall be as follows:

Product	Transfer Price
AAD Devices
Prodose Device	$	[***]
I-Neb	$	[***]

Consumables
Prodose Yearpack
(Mouthpiece, filters and medication chamber)	$	[***]
2.5 ug Ventavis Disc (one)	$	[***]
5.0 ug Ventavis Disc (one)	$	[***]
I-Neb Yearpack (Mouthpiece, new mesh and medication chamber)	$	[***]

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Following the end of the Initial Pricing Period, Profile may, in its discretion (but no more than once per calendar year), increase the prices for AAD Devices and Consumables, but not by a percentage in excess of the increase in the medical consumer price index from the date of the last pricing change (or in the case of the first pricing change, the date of this Agreement) to the date of the pricing change then being implemented. Profile will notify CoTherix and the Specialty Pharmacy in writing ninety (90) days prior to any such price change taking effect. Profile will assist the Specialty Pharmacy Company in its efforts to obtain reimbursement for the AAD Devices and the Consumables, but the Specialty Pharmacy Company’s obligation to pay the foregoing prices for the AAD Devices and Consumables is not contingent on either the availability, or amount, of reimbursement.

6.2 Payment Terms. Milestone Payments and any other amounts due to Profile under this Agreement, as well as amounts due by the Specialty Pharmacy Company to Profile under the Specialty Pharmacy Supply Agreement, are to be paid in U.S. Dollars and are due within thirty (30) days of the date of invoice. Any payment which is not made within 30 days of the invoice date, may, in the discretion of Profile, be subject to a late charge of 1½% per month from the date such payment was due until the date such payment is made in full.

6.3 Use Taxes, Sales Taxes and Duties. The transfer prices for the AAD Devices and Consumables do not include sales taxes or duties that Profile may be required to collect or pay upon shipment of the AAD Devices and Consumables to the Specialty Pharmacy Company or CoTherix. Any applicable sales taxes, duties or similar obligations will be the responsibility of the purchaser and will be invoiced to the purchaser by Profile.

6.4 Patient Assistance Program. Profile agrees to participate with CoTherix in the Ventavis Patient Assistance Program (“PAP”) by providing Prodose Devices (and when available I-Nebs) and Consumables free of charge to patients who qualify for such program (which shall not exceed [***] of the total number of patients at any given time on Ventavis AAD therapy). To be eligible for the PAP, and to remain eligible for participation in the PAP, patients must: (i) be US citizens; (ii) not possess, and not obtain during the course of treatment, medical insurance; and (iii) meet, and continue to meet at all times during participation in the PAP, certain eligibility criteria developed by CoTherix concerning financial hardship (to be determined by objective factors that are similar in scope to those used for similar programs), such eligibility criteria to be approved by Profile, with Profile’s approval not to be unreasonably withheld. PAP patients will also receive Ventavis at no charge and will received reduced service fees from the Specialty Pharmacy Company. CoTherix or the Specialty Pharmacy Company will provide Profile with monthly written reports on the number of patients then on Ventavis AAD therapy and the number of patients participating in the PAP. Each PAP Patient shall be provided with two (2) Prodose Devices (and when available, 2 I-Nebs) and the related Consumables needed to operate such AAD Devices, with the frequency of replacement of AAD Devices and Consumables being consistent with the frequency of replacement for non-PAP patients. If at any time during a patient’s participation in the PAP, the patient becomes ineligible for further participation, the Specialty Pharmacy Company must return to Profile both AAD Devices that had been in the possession of such patient or pay Profile for such AAD Devices at the price set forth in Section 6.1 above.

ARTICLE 7 – RIGHTS TO DISTRIBUTE; EXCLUSIVITY

7.1 Exclusivity with Respect to Ventavis and Iloprost. Except for any third party licensed by Schering (or any successor or assign of Schering), to distribute Ventavis or any other formulation of Iloprost in the Territory during the Term (“Schering Iloprost Licensee”), CoTherix shall have the exclusive right, during the Term, to distribute in the Territory, the AAD Devices and Consumables with Ventavis and any formulation of Iloprost. CoTherix shall not have any right to distribute AAD Devices or Consumables outside the Territory, to distribute AAD Devices or Consumables with any pharmaceuticals other than Ventavis or formulations of Iloprost, or to distribute AAD Devices or Consumables after the end of the Term. Profile shall retain the right to distribute AAD Devices and Consumables both inside and outside the Territory, provided that during the Term, neither Profile nor its affiliates shall, nor shall any of them grant to any third party other than a Schering Iloprost Licensee, the right to, distribute or offer for sale in the Territory, AAD Devices and/or Consumables with, or otherwise use, exercise or exploit in the Territory, any AAD Device Medication Volume Work, Device IP or AAD Device Medication Voume IP (all as defined in Article 11) in connection with, Ventavis or Iloprost in any formulation (or any product containing Iloprost (in any form) as its active pharmaceutical ingredient), except on behalf of CoTherix under this Agreement and on behalf of any other Schering Iloprost Licensee. In the event of an early termination of this Agreement due to an uncured Material Breach by Profile or a Bankruptcy of Profile, the exclusive rights granted to CoTherix (and corresponding restrictions on Profile) in this Section shall survive such termination for a period of time equal to the remainder of the Initial Term had this Agreement not been terminated.

7.2 Option for Exclusivity in Pulmonary Arterial Hypertension Market. If CoTherix wishes to have the exclusive right, in the Territory, to distribute AAD Devices with all pharmaceuticals marketed in the Territory for the treatment of pulmonary arterial hypertension, CoTherix shall pay to Profile an exclusivity payment of [***] per year (“Exclusivity Payment”), which Exclusivity Payment would be due on each annual anniversary of the date of the FDA’s approval of Ventavis (with Ventavis being delivered through the Prodose Device) for marketing and sale in the Territory as a treatment for pulmonary arterial hypertension. CoTherix has the option to terminate exclusivity by electing not to make the Exclusivity Payment in a particular year, but thereafter may regain exclusivity only with the agreement of Profile, which agreement may be withheld in the sole discretion of Profile. For purposes of clarification, an election by CoTherix to make the Exclusivity Payment in any year, does not confer upon CoTherix any right to distribute AAD Devices or Consumables with any pharmaceutical other than Ventavis or Iloprost. Any right of CoTherix to distribute AAD Devices or Consumables with a pharmaceutical other than Ventavis or Iloprost would be the subject of a separate agreement.

ARTICLE 8 – TRAINING AND MARKETING SUPPORT BY PROFILE

8.1 Training. At such times and places as the parties may mutually agree, Profile shall provide to selected employees, sales representatives and customer service representatives of CoTherix and the Specialty Pharmacy Company, appropriate training and instruction in the use of the AAD Devices and Consumables, the procedures necessary to perform quality assurance inspections and troubleshooting of the AAD Devices and

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Consumables, and the information necessary to provide first level telephone support to customers and patients with respect to AAD Devices and Consumables. Fifteen (15) training days will be provided by Profile without charge, provided that CoTherix and the Specialty Pharmacy Company are responsible for any reasonable travel costs incurred by their respective employees and representatives in attending such training, which shall be held in the United States. Any additional training days requested by CoTherix or the Specialty Pharmacy Company will be provided at a fee of [***] per day, plus any reasonable travel costs incurred by Profile personnel in providing such training, and any travel costs incurred by employees and representatives of CoTherix and the Specialty Pharmacy Company in attending such training.

8.2 AAD Device and Consumables Information. Profile shall furnish to CoTherix and the Specialty Pharmacy Company, at no cost to CoTherix or the Specialty Pharmacy Company, information and technical data with respect to AAD Devices and Consumables to enable CoTherix and/or the Specialty Pharmacy Company to prepare appropriate product descriptions, specifications, marketing and advertising literature for use in connection with the sale of Integrated Ventavis/AAD Device Packages; provided that all such product descriptions, specifications, marketing and advertising literature are subject to the prior written approval of Profile, such approval not to be unreasonably withheld.

8.3 Training Devices. No later than February 28, 2005, Profile will provide CoTherix [***] Prodose Devices (less the number of usable Prodose Devices that CoTherix is able to recover from its clinical program) free of charge for demonstration and training purposes for deployment to clinical sites of CoTherix’ choosing (but not to be used for clinical trials), with [***] of such [***] Prodose Devices to be delivered no later than February 15, 2005. When the introduction of the I-Neb Devices is imminent (but no later than [***]), Profile will provide CoTherix an additional [***] I-Neb Devices free of charge for demonstration and training purposes for deployment to clinical sites of CoTherix’ choosing (but not to be used for clinical trials).

ARTICLE 9 – TERM AND RENEWAL

9.1 Initial Term. The initial term of this Agreement shall commence as of the date hereof and shall continue for a period of ten (10) years unless sooner terminated in accordance with Article 13 hereof (the “Initial Term”).

9.2 Automatic Extension. Subject to earlier termination pursuant to Article 13 of this Agreement, the term of this Agreement shall automatically be extended for successive one (1) year periods (each a “Renewal Term”) unless either party gives to the other, at least twelve (12) months prior to the expiration of the Initial Term or the expiration of the then current Renewal Term, written notice of its intention that this Agreement terminate at the end of the then current term. The Initial Term together with any Renewal Terms shall be referred to herein as the “Term.”

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ARTICLE 10 – INSURANCE AND INDEMNIFICATION;

DISCLAIMERS OF LIABILITY

10.1 Maintenance of Insurance By Profile. Profile shall maintain at all times during the Term, product liability insurance with limits of not less than two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate. As a vendor of Profile’s AAD Devices and Consumables, the Specialty Pharmacy Company and CoTherix shall each be entitled to the benefits of the vendor endorsement to Profile’s product liability insurance policy with respect to AAD Devices and Consumables resold by the Specialty Pharmacy Company and CoTherix, as applicable. Profile shall, from time to time, at the request of CoTherix or the Specialty Pharmacy Company, provide the requester with a certificate of insurance evidencing the foregoing. Failure to maintain such insurance in full force and effect during the Term in accordance with all of the requirements of this Section 10.1, shall be a material breach of this Agreement.

10.2 Indemnification by Profile. Profile hereby agrees to indemnify and hold harmless CoTherix, the Specialty Pharmacy Company, their respective successors and assigns, and each present, future and former director, officer, employee, agent and representative thereof (each a “CoTherix Indemnitee”), from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against any CoTherix Indemnitee by an unrelated third party, arising out of, or resulting from any claim by such third party that (i) the AAD Devices or Consumables infringe or violate the intellectual property rights of such third party, or (ii) a manufacturing or design defect in an AAD Device or Consumable caused personal injury to such third party; provided that the CoTherix Indemnitee gives Profile prompt written notice of any such claim described in this Section 10.2 (a “Section 10.2 Claim”), each CoTherix Indemnitee reasonably cooperates with Profile, at Profile’s expense, to defend and/or settle such Section 10.2 Claim, and Profile has sole control over the defense and settlement of the Section 10.2 Claim. Further provided, however, that (a) Profile shall be required to reimburse CoTherix Indemnitees only for the reasonable out-of-pocket expenses incurred by such CoTherix Indemnitees in providing such cooperation, and (b) Profile shall not, without the prior written consent of any affected CoTherix Indemnitee, such consent not to be unreasonably withheld, enter into any settlement which imposes on such CoTherix Indemnitee any obligation other than the payment of money, which payment is covered by Profile’s indemnification obligations under this Section 10.2.

10.3 Maintenance of Insurance by CoTherix. CoTherix shall maintain at all times during the Term, product liability insurance with the following limits: (i) prior to the Commercial Availability Date, not less than three million dollars ($3,000,000) in the aggregate; and (ii) upon and after the Commercial Availability Date, not less than two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate. Profile shall be named as an additional insured on such policy. CoTherix shall, from time to time, at the request of Profile, provide Profile with a certificate of insurance evidencing the foregoing. Failure to maintain such insurance in full force and effect during the Term in accordance with all of the requirements of this Section 10.3, shall be a material breach of this Agreement.

10.4 Indemnification by CoTherix. CoTherix hereby agrees to indemnify and hold harmless Profile, its affiliates, successors and assigns, and each present, future and former director, officer, employee, agent and representative of any of the foregoing (each a “Profile Indemnitee”), from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against any Profile Indemnitee by an unrelated third party, arising out of, or resulting from any claim by such third party that (i) Ventavis infringes or violates the intellectual property rights of such third party, or (ii) Ventavis caused personal injury to such third party (unless the cause of the personal injury is the AAD Device or the Consumables); provided that the Profile Indemnitee gives CoTherix prompt written notice of any such claim described in this Section 10.4 (a “Section 10.4 Claim”), each Profile Indemnitee reasonably cooperates with CoTherix, at CoTherix’s expense, to defend and/or settle such Section 10.4 Claim, and CoTherix has sole control over the defense and settlement of the Section 10.4 Claim. Further provided, however, that (a) CoTherix shall be required to reimburse Profile Indemnitees only for the reasonable out-of-pocket expenses incurred by such Profile Indemnitees in providing such cooperation and (b) CoTherix shall not, without the prior written consent of any affected Profile Indemnitee, such consent not to be unreasonably withheld, enter into any settlement which imposes on such Profile Indemnitee any obligation other than the payment of money, which payment is covered by CoTherix’s indemnification obligations under this Section 10.4.

10.5 No Consequential Damages. Except for (a) consequential damages awarded against a CoTherix Indemnitee as a result of a Section 10.2 Claim, which damages are the responsibility of Profile under Section 10.2, and (b) consequential damages awarded against a Profile Indemnitee as a result of a Section 10.4 Claim, which damages are the responsibility of CoTherix under Section 10. 4, neither party shall be liable to the other or to the Specialty Pharmacy Company for any special, incidental or consequential damages, including without limitation, loss of profit, even if the indemnifying party has been advised of the possibility of such damages.

10.6 Survival. The indemnification and limitation of liability provisions of this Article 10 shall survive the termination or expiration of this Agreement.

ARTICLE 11 – OWNERSHIP OF INTELLECTUAL PROPERTY

11.1 Ownership of Intellectual Property Related to AAD Devices and Consumables. All intellectual property rights relating to the AAD Devices and Consumables, including without limitation, the design thereof, and the technology contained therein, as well as the AAD Device Medication Volume IP (as defined in Section 11.4 below) and the Device IP (as defined in Section 11.3 below), together with all trademark, copyright and patent protection thereon, as well as any trade secrets relating thereto, are, as between CoTherix and Profile, the sole and exclusive property of Profile, and this Agreement does not confer on CoTherix any ownership rights in any intellectual property associated with the AAD Devices or Consumables, including without limitation any AAD Device Medication Volume IP or Device IP.

11.2 Ownership of Intellectual Property Related to Ventavis. Except for the AAD Device Medication Volume IP and the Device IP both of which are owned by Profile, all intellectual property rights relating to Ventavis, including without limitation, the chemical composition and formulations thereof, together with all trademark, copyright and patent protection thereon, as well as any trade secrets relating thereto, are as between Profile and CoTherix, the sole and exclusive property of CoTherix, and this Agreement does not confer on Profile any ownership rights in any such intellectual property (collectively, the “Pharmaceutical IP”).

11.3 Ownership of Intellectual Property Related to Integrated Ventavis/AAD Device Packages. Ownership rights with respect to intellectual property associated with the components of the Integrated Ventavis/AAD Device Packages are as set forth in Sections 11.1 and 11.2 above. To the extent that any Pharmaceutical IP is developed during the Term by CoTherix individually, by Profile individually, or by CoTherix and Profile jointly, such Pharmaceutical IP shall be solely owned by CoTherix, and Profile hereby assigns such Pharmaceutical IP to CoTherix. To the extent that any intellectual property related to the AAD Devices or Consumables, including without limitation, AAD Device Medication Volume IP, is developed during the Term by Profile individually, by CoTherix individually, or by Profile and CoTherix jointly, such intellectual property (“Device IP”) shall be solely owned by Profile, and CoTherix hereby assigns such Device IP to Profile. CoTherix shall have no rights with respect to any AAD Devices or Consumables except (a) the right to have AAD Devices and Consumables included as part of Integrated Ventavis/AAD Device Packages being delivered to patients in accordance with the terms and conditions of this Agreement, and (b) the exclusive right under Section 7.1 of this Agreement (subject only to the rights of other Schering Iloprost Licensees, if any), to distribute in the Territory as part of Integrated Ventavis/AAD Device Packages and Iloprost, AAD Devices and Consumables containing AAD Device Medication Volume IP and Device IP (with the rights described in clauses (a) and (b) being referred to herein collectively as the “CoTherix Contractual Rights”).

11.4 Ownership of Intellectual Property Related to Medication Volume of AAD Devices. The parties acknowledge and agree that (a) prior to the execution of this Agreement, Profile has done extensive work with respect to the calibration of medication discs for the Prodose Device, the determination of the appropriate size for the I-Neb medication chamber, and the determination of the appropriate medication volume to be inserted in the I-Neb medication chamber, in all of the foregoing cases for the purpose of determining the appropriate medication volume to be inserted in the AAD Device in order to reliably deliver, via aerosol delivery, an exact specified dose of such medication to the patient, (b) Profile will continue to perform such work after the date of this Agreement (with all of the foregoing AAD Device medication volume work, whether past or future, being referred to herein as “AAD Device Medication Volume Work”), (c) the Profile AAD Device Medication Volume Work involved various medications, including Iloprost, and (d) prior to the execution of this Agreement, CoTherix performed specific work with respect to the appropriate volume of Iloprost to be contained in a Prodose medication disc in order to deliver an exact specified dose of Iloprost using the Prodose Device, the appropriate size for the medication chamber to be included in an I-Neb delivering an exact specified dose of Iloprost using the I-Neb, and the appropriate volume of Iloprost to be inserted in the I-Neb medication chamber (collectively, “CoTherix AAD Device Medication Volume Work”).

The parties acknowledge and agree that the AAD Device Medication Volume Work, whether already performed by Profile, or performed by Profile in the future during the Term, and all intellectual property rights associated with such work (collectively, “AAD Device Medication Volume IP”) are the sole and exclusive property of Profile and that except for the CoTherix Contractual Rights (as defined in Section 11.3 above), CoTherix shall have no rights in any AAD Device Medication Volume IP. The parties further acknowledge that because the CoTherix AAD Device Medication Volume Work may result (or may have resulted) in intellectual property rights that relate specifically to elements and characteristics of, and specifications for, the AAD Devices, including without limitation, the volume of medication to be included in a Prodose disc, the size of the medication chamber to be included in an I-Neb, and the volume of medication to be inserted in the I-Neb medication chamber, that all intellectual property rights arising from such CoTherix AAD Device Medication Volume Work that relate specifically to the elements or characteristics of, or specifications for, AAD Devices, including without limitation, the volume of medication to be included in a Prodose disc, the size of the medication chamber to be included in an I-Neb, and the volume of medication to be inserted in the I-Neb medication chamber, are also the sole and exclusive property of Profile and are part of the AAD Device Medication Volume IP and the Device IP as defined in this Agreement.

11.5 Rights of CoTherix with Respect to Ventavis. CoTherix represents and warrants to Profile that, subject to receipt of the FDA approvals and clearances discussed in Article 4 above, CoTherix has all necessary rights to market and sell Integrated Ventavis/AAD Device Packages in the Territory, including without limitation, all required license rights from Schering with respect to Ventavis.

11.6 Rights of Profile with Respect to AAD Devices and Consumables. Profile represents and warrants to CoTherix that, subject to receipt of FDA clearance for the I-Neb as discussed in Article 4 above, Profile has all necessary rights to manufacture, have manufactured, market and sell AAD Devices and Consumables in the Territory, including without limitation, all required license rights from [***] with respect to the [***].

ARTICLE 12 – COOPERATION

12.1 Agreement Coordinators. Each party acknowledges that the parties will need to work closely with each other in order perform the transactions contemplated by this Agreement. Accordingly, each party hereby designates a representative who will be such party’s primary contact and Agreement Coordinator under this Agreement. The Agreement Coordinator for Profile shall be Simon McGuire and the Agreement Coordinator for CoTherix shall be Curtis Ruegg. In addition, CoTherix shall require the Specialty Pharmacy Company to appoint a primary point of contact with respect to the transactions contemplated by this Agreement (the “Specialty Pharmacy Company Contact”). Any change in the identity of any of the Agreement Coordinators must be communicated to the other party in a writing signed by an officer of the party changing its Agreement Coordinator.

12.2 Quarterly Business Reviews. It is expected that the Agreement Coordinators will be in frequent contact with each other and with the Specialty Pharmacy Company Contact. In addition, the parties shall hold business reviews at least quarterly with

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respect to the performance of this Agreement. Such quarterly business reviews will be attended by the Agreement Coordinators, at least one other member of management of each party, the Specialty Pharmacy Company Contact and at least one other member of management of the Specialty Pharmacy Company. At such meetings, upon CoTherix’ request Profile will inform CoTherix whether any FDA inspections of Profile’s facilities involved in the manufacture and testing of AAD Devices or Consumables have occurred in the previous quarter. Such quarterly business reviews may be held in person or by conference call or video conferencing as mutually determined by CoTherix and Profile.

ARTICLE 13 – TERMINATION

13.1 Termination. This Agreement may be terminated by either party (i) in the case of a material breach of this Agreement by the other party (in each case a “Material Breach”), which Material Breach if a payment default, is not cured within thirty (30) days following the giving of written notice of such Material Breach by the non-breaching party to the breaching party, or if a default other than a payment default, is not cured within sixty (60) days following the giving of written notice of such Material Breach by the non-breaching party to the breaching party, or (ii) immediately, if the other party shall file a petition in bankruptcy, shall be adjudicated a bankrupt, shall take advantage of the insolvency laws of any state or nation, be voluntarily or involuntarily dissolved or shall have a receiver, trustee or other court officer appointed for substantially all of its property (collectively, “Bankruptcy”).

13.2 Termination for Material Breach Under the Specialty Pharmacy Company Supply Agreement. This Agreement may be terminated by Profile: (i) in the case of a material breach of the Specialty Pharmacy Company Supply Agreement by the Specialty Pharmacy Company (“Specialty Pharmacy Material Breach”), which Specialty Pharmacy Material Breach if a payment default, is not cured by the Specialty Pharmacy Company within thirty (30) days following the giving by Profile to CoTherix and the Specialty Pharmacy Company of written notice of such Specialty Pharmacy Material Breach; provided, however, that, in such event, Profile shall provide CoTherix a second notice of the Specialty Pharmacy’s failure to cure such breach and Profile may only exercise such termination right if CoTherix does not cure such breach within an additional thirty (30) days from such second notice to CoTherix; or (ii) if a default other than a payment default, is not cured by the Specialty Pharmacy Company within sixty (60) days following the giving by Profile to the Specialty Pharmacy Company and CoTherix of written notice of such Specialty Pharmacy Material Breach; provided, however, that, in such event, Profile shall provide CoTherix a second notice of the Specialty Pharmacy’s failure to cure such breach and Profile may only exercise such termination right if CoTherix does not cure such breach within an additional thirty (30) days from such second notice to CoTherix.

13.3 Termination Upon CoTherix Ceasing to Distribute Ventavis. This Agreement may be terminated by Profile, upon thirty (30) days prior written notice to CoTherix, in the event that CoTherix loses its right to distribute Ventavis in the Territory, whether because CoTherix terminates its license agreement with Schering (the “Schering License”) or because Schering terminates the Schering License. CoTherix agrees to give Profile, promptly upon any such termination of the Schering License, written notice of such termination.

13.4 Liability for Inventory Upon Termination. Upon the termination or expiration of this Agreement for a reason other than Profile’s uncured Material Breach, any AAD Devices or Consumables in Profile’s inventory that have been customized for use with Ventavis in reliance on purchase orders issued by the Specialty Pharmacy Company shall be purchased by the Specialty Pharmacy Company, and any AAD Devices or Consumables in Profile’s inventory that have been customized for use with Ventavis in reliance on purchase orders issued by CoTherix shall be purchased by CoTherix.

13.5 Reasonable Assistance. Profile shall [***] require, in its manufacturing contract with [***] or any other manufacturer that manufactures I-Nebs for Profile (the “I-Neb Manufacturing Contract”), that if Profile ceases conducting business during the Term whether because of a bankruptcy liquidation or otherwise, or if CoTherix terminates this Agreement prior to the end of the Term pursuant to Section 13.1 above due to an uncured Material Breach by Profile, then: (a) [***] or the applicable manufacturer shall, during the remainder of the Term, sell to CoTherix and the Specialty Pharmacy Company, the version or versions of the I-Neb then being sold by Profile to CoTherix and the Specialty Pharmacy Company under this Agreement (the “CoTherix I-Nebs”), such sales by [***] or the applicable manufacturer to CoTherix and the Specialty Pharmacy Company to be (i) at a transfer price no greater than the transfer price then in effect under this Agreement for sales of CoTherix I-Nebs by Profile to CoTherix and the Specialty Pharmacy Company and (ii) otherwise on the terms and conditions of sale then in effect under the I-Neb Manufacturing Contract, or (b) if [***] or the applicable manufacturer does not wish to, or cannot, sell CoTherix I-Nebs to CoTherix and the Specialty Pharmacy Company, [***] or the applicable manufacturer will (x) grant to CoTherix a nonsublicensable right to manufacture CoTherix I-Nebs itself or to have CoTherix I-Nebs manufactured for it, during the balance of the Term, and (y) provide to CoTherix, subject to CoTherix’s obligation to maintain such information in confidence and to use such information solely for the purpose of manufacturing CoTherix I-Nebs during the Term, all technical, engineering and manufacturing information and reasonable assistance necessary for CoTherix to manufacture CoTherix I-Nebs.

Profile shall keep CoTherix reasonably updated on the status of its discussions with Omron (or any other applicable manufacturer of I-Nebs) as such discussions concern the preceding paragraph, and shall promptly upon execution of the applicable I-Neb Manufacturing Contract, notify CoTherix in writing of the purchase, license and other rights under the preceding paragraph that the I-Neb Manufacturing Contract affords to CoTherix. Nothing in this Section 13.5 shall be construed to confer on CoTherix or the Specialty Pharmacy Company any right to distribute AAD Devices and Consumables other than the right to distribute, during the Term, AAD Devices and Consumables as part of Integrated Ventavis/AAD Device Packages in accordance with the terms and conditions of this Agreement.

13.6 Survival. The obligations and restrictions described in this Agreement as surviving the termination or expiration of this Agreement shall survive any termination or expiration of this Agreement.

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ARTICLE 14 – CONFIDENTIALITY

14.1 Confidential Information. During the Term, a party (the “Recipient”) may receive, orally, or in writing, or have access to, confidential information of the other party (the “Discloser”) including but not limited to, information or data concerning the Discloser’s products or product plans, business operations, strategies, customers and related business information (“Confidential Information”). The Recipient shall not disclose Confidential Information of the other party to any third party and shall not use the Confidential Information of the other party for any purpose other than the performance of, or exercise of rights or licenses granted in, this Agreement. The Recipient will protect the confidentiality of the other party’s Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care. Except as permitted above, Confidential Information may be disclosed to, and used by, only those employees of the Recipient who have a need to know such information for the purposes related to this Agreement. The parties acknowledge that all technical information related to the AAD Devices and the Consumables is Confidential Information of Profile. Notwithstanding the foregoing, the parties acknowledge that a Recipient may disclose Confidential Information of the other party if required to do so by law, provided that the Recipient shall give the Discloser prompt written notice of an order or request for disclosure in order to afford the Discloser a reasonable opportunity to seek a protective order. This Article 14 shall survive termination or expiration of this Agreement.

14.2 Exclusions. The foregoing confidentiality obligations shall not apply to any information that is (a) already known by the Recipient prior to disclosure, (b) independently developed by the Recipient prior to or independent of the disclosure, (c) publicly available through no fault of the Recipient, or (d) rightfully received by the Recipient from a third party with no duty of confidentiality.

ARTICLE 15 – GENERAL PROVISIONS

15.1 Waiver. No departure from or waiver of any of the terms of this Agreement shall be deemed to authorize any prior or subsequent departure or waiver and a party hereto shall not be obligated to continue any departure or waiver or to permit any subsequent departure or waiver.

15.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to choice of law principles. This Section shall survive the termination or expiration of this Agreement.

15.3 Relationship of the Parties. The relationship between the parties hereto is strictly that of independent contractors. It is not the intent of the parties to form any partnership or joint venture or similar relationship of any kind.

15.4 Assignability. Neither this Agreement, nor any portion hereof, may be assigned by a party without the prior written consent of the other party, which consent may be withheld in the sole discretion of the other party. Provided, however, that an entity that purchases all or substantially all of the capital stock or assets of a party, which merges with a party, or into which a party merges, or which purchases the portion of the business of a party to which this Agreement relates, shall not be considered an assignee for purposes of this provision, so that no consent to assignment shall be necessary in such situation. This Agreement shall be binding upon the successors (including by way of merger, acquisition, etc.) and assigns of both parties.

15.5 No Conflict. Each party represents and warrants to the other that it has the right to enter into and perform this Agreement and that it is not subject to any other agreement that would prevent it from undertaking such performance.

15.6 Notices. All notices, requests or demands required or given hereunder shall be in writing and shall be given by hand delivery or by reputable overnight courier service to the following addresses:

Profile:	Profile Respiratory Systems Ltd.
Heath Place
Bognor Regis, West Sussex
PO22 9SL
United Kingdom
Attn: Simon McGuire, Director New Business Development

With a copy to:

Respironics, Inc.
1010 Murry Ridge Lane
Murrysville, PA 15668
Attn: Steve Fulton, General Counsel

CoTherix:	CoTherix, Inc.
5000 Shoreline Court, Suite 101
South San Francisco, CA 94080
Attn: CEO

With a copy to:

Gunderson Dettmer
Attn: James Riley
155 Constitution Drive
Menlo Park, CA 94025

Notices shall be deemed given on the date delivered if given by hand delivery or on the second business day following timely delivery to the overnight courier service if given by overnight courier service. This Section shall survive the termination or expiration of this Agreement.

15.7 Force Majeure. Neither party shall be liable for failure to perform or for delay in performance due to fire, flood, strike or other labor difficulty, act of God, act of any governmental authority which is not specific to Profile or CoTherix, riot, embargo, delay in transportation, or due to any cause beyond such party’s reasonable control, including an inability to obtain necessary labor or materials that is beyond such party’s reasonable control. In the event of delay in performance due to any cause described in this Section, the time for completion will be extended by a period of time reasonably necessary to overcome the effect of such delay.

15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.9 Integration; Amendment. This Agreement, together with the Confidentiality Agreement previously executed by the parties (“Confidentiality Agreement”), supersedes any prior agreements between the parties with respect to the subject matter hereof and contains the entire understanding of the parties with respect to the subject matter hereof. There are no other agreements existing between Profile and CoTherix with respect to the subject matter hereof except those contained herein and in the Confidentiality Agreement. This Agreement may not be amended or modified in any manner except by a written instrument properly executed by authorized officers of each party hereto.

15.10 Severability. The invalidity or unenforceability of any term or provision of this Agreement or of the application of any such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement and its application to other persons or circumstances. Each invalid or unenforceable term or provision shall be enforced to the greatest extent permitted by law and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect.

15.11 Publicity/Press Releases. Without the prior written consent of the other party, neither party may publicize or disclose to any third party, including the Specialty Pharmacy Company, the terms of this Agreement; provided, however, that either party may disclose the existence of this Agreement to any third party and either party may disclose the terms of this Agreement as required by law or in confidence in connection with a financing, merger or other acquisition transaction. Neither party shall issue a press release with respect to this Agreement or the relationship contemplated hereby without the prior written consent of the other party; provided that Profile’s parent, Respironics, or CoTherix, may issue a press release without the prior written consent of the other party if such press release is necessary to comply with Respironics’ or CoTherix’s obligations under the securities laws of the United States.

Notwithstanding the foregoing, Profile and CoTherix shall each have the right, with the prior review and consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed, to publish the results of clinical trials and other research conducted by or on behalf of the other party, to the extent that such clinical trials and/or research relate to the AAD Devices or Consumables in the case of Profile’s right and to the extent that such results relate to Ventavis or Iloprost in the case of CoTherix’s right. Provided that each party shall have the right to remove from any such proposed publication, any Confidential Information of such party and any information which may be competitively sensitive or reflect negatively on such party. This right shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereby affix their signatures as acceptance of the terms and conditions contained herein as of the date first above written.

PROFILE DRUG DELIVERY LTD.

By:	/s/ JAMES C. WOLL
Name: James C. Woll
Title: Vice President

COTHERIX, INC.

By:	/s/ CURTIS RUEGG
Name: Curtis Ruegg
Title: Senior Vice President Technical Operations

EXHIBIT A

Description of Consumables

Consumable

Prodose Year pack

(Mouthpiece, filters and medication chamber)

2.5 ug Ventavis Disc (one)

5.0 ug Ventavis Disc (one)

I-neb Year pack

(Mouthpiece, new mesh and Medication Chamber)

EXHIBIT B

Specifications for Consumables

Prodose AAD System Product Requirement Specification

Overview

Adaptive Aerosol Delivery (AAD) provides effective dose control during domiciliary treatment.

The Prodose AAD System uses AAD and a RF (Radio Frequency) Disc supplied with the device or the medication pack to set the dose. The disc is programmed before insertion into pack.

When the Prodose is activated, the Prodose will communicate with the disc and transmit data to activate the Prodose to set the device for the treatment.

An LCD screen displays the Prodose function and disc treatments remaining or the drug weight if the no vial count option has been selected.

Prodose AAD System has the following performance characteristics:

• Output rate	- [***]

• Residual Volume	- [***]

• Particle size	- [***] MMD

• Prodose Disc	- Device Activities, vial

• Size	- 14 x 18 x 29 5.5” x 7” x 11.5”

• Weight	- 3.19k / 7.0lbs (including handpiece)

• Design Life	- [***] years assuming [***] treatments per day

• Inlet Filter pore size	- 250 microns

• Relative humidity range	- 0% to 8.5%

• Voltage • Frequency • Power • Fuse	- 115v - 60 Hz - 200 Watts - T2.OA
Transport and storage • Ambient temperature	- 10°C to + 50°C / 14°F to 122°F

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

A. User Interface

B. LCD display	Large, easy to read and understand display. Viewing area is greater than or equal to 350mm² The characters are clearly visible over a minimum viewing angle of 60 degrees inclusive on the horizontal & vertical planes.

C. Auditory signal	Buzzer indicates end of treatment.

D. Operation of device	Controlled by on/off switch on compressor only. An LCD provides feedback to the patient on the status of the treatment.

E. Operating sound level	Less than [***]dB (A) @ 1m.

F. Medication Chamber	The medication chamber is easy to remove and reassemble. The maximum fill volume must be 4ml.

G. Total weight of system without carry case	3.4kg maximum

H. PLS compliance data

The handpiece memory is able to hold up to 4000 treatment lines. The following data is stored:-

B4.1 Date (dd:mm)

B4.2 Time (hh:mm)

B4.3 Dose (µl)

B4.4 Drug id (0.255)

B4.5 Treatment time (mins)

B4.6 Data checksum

The total number of records is also stored as number

I. Aerosol output rate	The nominal aerosol output rate [***].

J. Cleaning

Medication chamber, baffle and mouthpiece cleaning:

Wash in warm diluted liquid soap (e.g. Fairy Liquid, Dawn Liquid Soap) and air dry after each treatment

Boil in diluted liquid soap each week

Handpiece: daily wipe with cloth

K. Performance	The compressor is capable of supplying air to the medication chamber jet at a pressure of 1.75 Bar +/-0.25 Bar at a nominal flow of [***] with a maximum pulse length of [***].

L. Rating	Compressor is continually rated, motor and power supply is fitted with thermal cut-outs.

M. Design life	[***] years assuming [***] treatments per day. Medication chamber [***] life, based on Nebulizer life test procedure QAP3960 amended for ten treatments per day.

N. Accuracy

Specification:-

Dose. At least [***]% of treatments shall be within +/-[***]%.

All doses shall be within +/-[***]%.

Particle size 80% (+0/-[***]%) less than [***] micron.

Mass median diameter [***]microns.

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

I-Neb Technical Specification (Preliminary)

Overview

Adaptive Aerosol Delivery (AAD™) system, for use with nebulizing solutions or suspensions supplied with the Prodose Disc. Integrated handpiece incorporating the mouthpiece, [***] nebulizer and control system, Profile Therapeutics Prodose AAD control system and Prodose Disc reader, and rechargeable battery and battery charging circuit.

[***] is a mesh type of aerosol generator the mesh has [***] apertures approximately [***]um diameter, the mesh is vibrated at [***] kHz by a piezo horn on the rear face of the mesh. The liquid reservoir gravity feeds to the rear face of the mesh.

Output rate at [***]W power consumption is [***]ml/min with a particle size range [***]um (SALINE) MMD (CEN method) Final performance tolerances will be determined from final production devices in conjunction with specified formulations.

The Handheld AAD System is a miniature, virtually silent, portable and fast nebulizer system that is designed to significantly reduce the inconvenience of nebulizer therapy whilst delivering a precise, reproducible dose.

Handheld AAD System has the following performance characteristics:

• Output rate	-	[* * *]

• Residual volume	-	[* * *]

• Particle size	-	[***] MMD

• Metering chamber dose	-	More than [***]% in range [***]% (all within the range [***]%)

• AAD System Disc	-	Device activation, vial count and output rate

• Size	-	[***] (H x W x D)

• Weight	-	[***]g

• Design Life	-	[***] Handpiece
	-	[***] mouthpiece, mesh, medication chamber
	-	[***] battery

• Mains Adaptor	-	115/230V AC

• Inlet filter pore size	-	N/A

• Relative humidity range	-	0% to 85%

• Transport and storage	-	20°C - +60°C

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

A. User Interface

B. Power Supply to Base Station	Power supply from universal mains adapter (DC from mains adapter)110 -240V, 50/60Hz with co-axial connection to handpiece, minimum cable length 1.5m. Power supply can be used to either operate handpiece or recharge the battery, or operate base station

C. Drug Format	Solution or suspension

D. Performance	Nominal output set by Prodose Disc. More than [***] of doses shall be within the range [***] of the nominal dose. Less than [***] of the emitted dose from the unit doses shall be within the range [***] of the nominal dose

E. Output Rate	Nominally [***] based on [***]W operating point and CEN test method

F. Particle Size	Nominally [***]µ +/[***]µ MMAD based on [***]W operating point and CEN test method

G. Fill Volume	[***] ml maximum

H. Residual Volume	[***]ml

I. Functional Performance Environment	Temperature 0.45 degrees C. Humidity 30-75% RH

J. Rating	It is rated for continuous operation (EN60601-1), which means operation under normal load for an unlimited period, without the specific limits of temperature being exceeded. This is the highest standard of operation and requires the unit to undergo no rest periods between usages or has any limitation on the length of time for which the unit can be used.

K. Electrical Protection	The unit is type B equipment (EN60601-1), and this requires the unit to have a higher degree of protection against electric shock and leakage currents with respect to the patient, compared with a normal piece of electrical apparatus.

L. System Storage	Storage: 12 hours at – 20 degrees to 70 degrees C will not damage the system functionally or cosmetically.

M. X-Ray Sensitivity	System performance and memory will not be affected by security x-ray exposure. Standard as per Prodose spec.

N. Electromagnetic Compatibility (EMC)	The system must meet IEC 601-1 inclusive ETSI 300330, ETSI 301489

O. Design Life

Handpiece and mains power supply [***] assuming [***] treatments per day, typically [***] seconds nebulization and a treatment time of [***] minutes.

Mouthpiece and nebulizer components [***].

Mesh life [***] (based on useful life, determined by feasibility study).

Rechargeable Batter life [***] or [***] charges.

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION